Exhibit 10.44
Subcontractor Agreement #4902A2003
Master Agreement for Subcontracted Services
IBM as Prime Contractor

This Master Agreement for Subcontracted Services (called the “Subcontractor Agreement”) governs the terms under which Chordiant Software, Inc. (“Chordiant”) as a subcontractor will supply International Business Machines Corporation (“IBM”) as a prime contractor with Programs and/or Services as described within this Subcontractor Agreement. This Subcontractor Agreement is an associated contract between the Parties as contemplated by the Chordiant/IBM Master Relationship Agreement (“MRA”). This Subcontractor Agreement, however, is an independent agreement between the Parties and does not therefore incorporate terms and conditions contained within the MRA by reference.

Each Party understands that Chordiant’s obligation to provide Programs or Services under this Subcontractor Agreement is contingent upon the execution of the relevant prime contract by a Customer and IBM.

This Subcontractor Agreement is written in English and signed with the understanding that the Parties are bound by its terms. The Parties will distribute copies of this Subcontractor Agreement to their respective Subsidiaries as required. These Subsidiaries will acknowledge acceptance of these terms through a Transaction Document which incorporates this Subcontractor Agreement by reference.

1. Definitions

Combined Offering is the combination of Programs and/or Services provided by the Parties in a prime contract with a Customer containing all or a portion of the Core Competencies described in Exhibits 1 and 2 herein.

Customer is the entity who awards the prime contract for Products and Services described in the Combined Offering.

Deliverables means those Programs, Services and Materials which Chordiant prepares for or provides to IBM as prime contractor (“Prime”) or to the Customer directly, as authorized by IBM in a Transaction Document.

Enterprise is any legal entity (such as a corporation) and the subsidiaries it owns by more than 50 percent.

Euro Ready means that the Products and Materials provided under this Subcontractor Agreement when used in accordance with their associated documentation, and if specified in a particular Statement of Work as being Euro Ready, are capable of correctly processing, providing and/or receiving data in the Economic Monetary Union or Euro denomination, provided that all products (for example, hardware, software, and firmware) used with the hardware provided under this Subcontractor Agreement properly and accurately exchange such data with it.

Harmful Code shall mean machine-readable instructions and data, including the original and all whole or partial copies, designed to intentionally disrupt a Program’s operations or intentionally destroy or damage a Program or data contained therein.

Inventions shall mean ideas, designs, concepts, techniques, inventions, discoveries or improvements, whether or not patentable, conceived or reduced to practice solely by one or more employees (and/or subcontractors) of one Party ("Sole Invention") or jointly by one or more employees (and/or subcontractors) of one Party with one or more employees (and/or subcontractors) of the other Party ("Joint Invention") as a result of activities under this Subcontractor Agreement.

Materials are literary works or other works of authorship (such as programs, program listings, documentation, reports, drawings and similar works) that Chordiant may deliver to IBM or to a Customer as part of a Service. The term “Materials” does not include Programs.

Party shall mean either IBM or Chordiant and Parties shall mean both IBM and Chordiant.

Program means Chordiant’s commercially available software and documentation required to install, support, use, and maintain it. The term does not include Materials.

Service is performance of a task such as project management, engineering, programming, consultation, education, training, installation, maintenance, site preparation, facilities management or operations support, or use of a resource (such as an informational database or a network and associated enhanced communication and support) that Chordiant makes available to IBM or to the Customer as authorized by IBM in a Transaction Document.

Specified Operating Environment is the IBM or third party equipment and Programs with which a Program is designed to operate, as described in the Program’s documentation.

Subsidiary is an entity that is owned or controlled directly or indirectly (by more than 50% of its voting stock, or if not voting stock, decision-making power) by Chordiant or IBM.

2. Subcontractor Agreement Structure

A. Transaction Documents.

The following are examples of Transaction Documents, with examples of the information they may contain:
1.	Statements of Work (as described in Section 2.B. herein);
2.
Documents signed by local country Subsidiaries of the Parties acknowledging their agreement to be bound by the terms of this Subcontractor Agreement and incorporating the terms of this Subcontractor Agreement by reference;

3.	Change Orders (changes to the Statement of Work);

4.	Invoices (item, quantity, price, and amount due);

B. Statements of Work

This Subcontractor Agreement contemplates the execution of a Master Statement of Work and future execution of one or more Statements of Work for Programs or Services to be provided by Chordiant to IBM as Prime or to Customers in connection with the Combined Offering. The Statement of Work shall specify the information outlined below:

1.	A reference to this Subcontractor Agreement;
2.	A description, in reasonable detail, of the Services to be performed by Chordiant, including a description of any associated Deliverables that may be delivered; These descriptions may include:
•	License supplements (quantity ordered, estimated shipment date, and other terms referenced in Exhibit 3);
•	Exhibits (eligible Programs by category, discounts schedules, and available contract periods);
3.	Contact names, addresses and telephone numbers;
4.	If applicable, a description of expenses to be reimbursed by IBM, including the basis for such reimbursement;
5.	The maximum total expenditure authorized for such Statement of Work, which is understood to mean:
a.	a dollar amount or time limit beyond which Chordiant may not invoice IBM for Services under a specific Statement of Work; and
b.	a dollar amount or time limit beyond which Chordiant is not required to expend effort or provide Services under a specific Statement of Work without IBM’s prior written consent;
6.	Estimated commencement and completion dates;
7.	Inspection, test, acceptance or completion criteria, if applicable;
8.	Shipping and invoicing instructions; and
9.	Signatures of each Party’s respective authorized representatives.

C. Proposals.

From time to time, IBM will be requested to submit a proposal to the Customer describing the details of the solution that IBM will provide to the Customer. As part of the proposal preparation, IBM and Chordiant will enter into a Statement of Work detailing Chordiant’s responsibilities under the proposed engagement. The Parties agree that the Statement of Work will only be effective in the event the Customer executes a contract to acquire the Combined Offering from IBM, and IBM issues a purchase order signifying authorization for Chordiant to provide Programs and/or Services to IBM or the Customer with respect to the Combined Offering.

D. Conflicting Terms.

If there is a conflict among the terms of the various documents, the order of precedence will be: 1) the terms of a Change Order; 2) the terms of a Statement of Work or other Transaction Document; 3) the terms of the Master Statement of Work; and 4) this Subcontractor Agreement.

3. Responsibilities of the Parties

A. Mutual Responsibilities

The Parties agree that under this Subcontractor Agreement:

1.	each is an independent contractor, and that each is responsible for the supervision, direction and control of its respective personnel;
2.	neither may represent or act on behalf of the other, unless otherwise agreed to in writing;
3.	neither grants the other the right to use its trademarks, trade names, service marks or other designation in any promotion or publication, without prior written consent;
4.	neither will disclose the terms of this Subcontractor Agreement, unless both Parties agree in writing to do so, or unless required by law;
5.	each is free to enter into similar agreements with others and to market its products and services to anyone;
6.	each will comply with the laws and regulations (such as import and export restrictions) applicable to this Subcontractor Agreement;
7.
all information exchanged is non-confidential, unless such information is deemed to be confidential pursuant to the terms of the Agreement for Exchange of Confidential Information (AECI). If either Party requires the exchange of confidential information, it will be made under the AECI signed by the Parties on March 27, 2002; and

8. each grants the other only the licenses specified. No other licenses (including licenses under patents) are granted.

B. Chordiant’s Other Responsibilities

Chordiant will:

1.	supply IBM with the Programs and/or Services specified in a Transaction Document if the Customer executes a prime contract with IBM;
2.	provide as requested to IBM and the Customer information which describes such terms as warranty, and licenses to Programs and Materials that will be delivered by Chordiant under a Statement of Work;
3.	not deal directly with the Customer on matters that directly relate to the prime contract with the Customer unless otherwise authorized by IBM in a Transaction Document.
4.	to notify IBM of any recurring charges that may apply beyond the duration of the prime contract and of IBM’s obligation to pay Chordiant, if any, for such recurring charges.

C. IBM’s Other Responsibilities

IBM agrees:

1.
that the Programs and/or Services provided under this Subcontractor Agreement are not purchased for its own use or for remarketing (other than to the Customer). If it is required to deliver Programs and Services to another contractor for ultimate delivery to the Customer, it will ensure that:

a.	its obligations under this Subcontractor Agreement (including those within the AECI) are met; and
b.	no rights are granted to that contractor, other than to deliver the Programs or Services on its behalf;
2.
that the licensing of Programs or the acquisition of Services relates solely to this Subcontractor Agreement and may not be used to determine attainment, discounts, or payments to it under any other agreement between the Parties;

3.
as applicable, to provide the Customer with a copy of the relevant Chordiant customer agreement as per Section 6.A., and statement of warranty upon transfer of the Programs and Materials, to the extent such customer agreements, licenses and statements of warranty are provided by Chordiant to IBM;

4.	to notify the Customer of any recurring charges that may apply beyond the duration of the prime contract and of the Customer’s obligation to pay Chordiant, if any for such recurring charges; and
5.
for non-Chordiant equipment or third party equipment that Chordiant supplies that is not warranted by Chordiant or the third party, to inform the Customer, in writing, that Chordiant or the third party does not warrant it.

6.	Notify Chordiant of the (1) the planned date of submission of a proposal to a Customer; (2) acceptance of IBM’s proposal by the Customer; and (3) the final installation site of the Products.

4. Delivery

Chordiant will deliver the Programs and Services in accordance with the delivery schedule provided in a Statement of Work or a Transaction Document. Delivery may be made by Chordiant directly or through a Subsidiary. If there are any problems with such delivery schedule, Chordiant will notify IBM within ten (10) working days after the problem becomes apparent, unless otherwise specified in a Transaction Document.

Chordiant will pay normal transportation charges for the Programs it ships.

5. Prices, Payment to the Subcontractor

The prices for the Programs and Services shall be as specified in a Statement of Work and/or Transaction Document. Chordiant may revise its prices within seven days prior to the planned date of submission of IBM's proposal to the Customer by written notice to IBM. IBM may price the Programs and Services to the Customer at whatever price it deems appropriate.

Invoices shall reference the applicable Statement of Work, this Subcontractor Agreement, any relevant Transaction Document, and purchase order number applicable to the Programs and/or Services specified in the Invoice. Payment to Chordiant will be set forth in the applicable Statement of Work and/or any relevant Transaction Document.

Payment of invoices will not be deemed acceptance of Programs, but rather such Programs will be subject to inspection, test, acceptance or rejection in accordance with the acceptance or completion criteria as specified in the relevant Statement of Work.

IBM agrees to provide Chordiant with valid reseller exemption documentation for each applicable taxing jurisdiction. Otherwise, Chordiant shall be entitled to charge all applicable state and local taxes or duties. IBM shall promptly notify Chordiant if such documentation is revoked or modified. IBM shall be liable for any claims or assessments that result from any taxing jurisdiction refusing to recognize its exemption.

6. Programs

A. License.

Programs are owned or licensed by Chordiant or one of its Subsidiaries or a Chordiant supplier and are copyrighted and licensed (not sold) to IBM or to the Customer. Chordiant license terms for the Programs as set forth in Exhibit 3 attached hereto will be provided directly to the Customer by IBM or Chordiant at IBM’s request. IBM is not a party to such license and is not liable to the Customer or Chordiant for any breach of its terms. To the extent that the Customer requires any modification or clarification to the Chordiant license terms, Chordiant agrees to negotiate in good faith directly with the Customer. Chordiant may, as required, amend the Program license terms contained in Exhibit 3 with at least thirty days prior written notice to IBM, except that Chordiant may not amend the terms contained in Exhibit 3 Section 5. Indemnity, Warranties, Remedies without IBM’s prior written consent, which consent shall not be unreasonably withheld. Chordiant may grant license rights to IBM in addition to those set forth elsewhere in this Subcontractor Agreement for the purpose of performing services under the Customer contract; such rights will be in accordance with the terms of the applicable Statement of Work.

B. Warranty

For each Program, Chordiant will, as applicable and if necessary as agreed between the Customer and Chordiant, specify any amendments or supplements to the terms contained in Exhibit 3, such as changes to the warranty period, in a Transaction Document.
If IBM determines that a Program needs to be Euro Ready for a specific Customer engagement, the Parties agree to negotiate the terms related to such Euro Ready warranty for that Customer at that time.

Chordiant warrants that Programs do not knowingly contain Harmful Code.

For each Program, Chordiant warrants for a period specified in Exhibit 3 or for a greater period, if any, as specified in a Transaction Document, from the date of delivery to the Customer that the Program as delivered by Chordiant, will substantially perform the functions described in the user guides and manuals for installation and use of the Program in all material respects when operated in the Specified Operating Environment. Provided that Customer or IBM gives Chordiant written notice of a breach of the foregoing warranty during the warranty period, Chordiant shall, as IBM’s and Customer’s sole and exclusive remedy, correct any reproducible errors that cause the breach of warranty in accordance with its technical support policies, or if Chordiant is unable to make the Program operate as warranted, Customer shall be entitled to terminate the Program license and Chordiant shall refund fees paid by IBM for the Program.

If Chordiant provides any Customer with a warranty more favorable than the foregoing warranty, the terms of the more favorable warranty will apply to IBM to the extent that IBM is acting on behalf of such Customer. Chordiant shall be deemed to have satisfied its warranty remedy obligations by providing such warranty remedy to EITHER IBM or the Customer.

7. Services

A. Materials

1.	During a project, Chordiant may deliver Materials to IBM or the Customer, as specified in a Statement of Work.
2.
The Statement of Work will specify if Materials are applicable to the project. If any such Materials are applicable, the applicable Statement of Work shall identify them as being either "Type I Materials,” "Type II Materials," “Type III Materials,” or otherwise as both Parties may agree. If not specified, Materials shall be deemed to be Type I Materials.

a.
Type I Materials are those created in performance of a Statement of Work in which IBM or (at IBM’s request) the Customer will have all right, title and interest (including ownership of copyright). Chordiant will retain one copy of the Materials. IBM grants to Chordiant: 1) an irrevocable, nonexclusive, worldwide, paid-up right to use, execute, reproduce, display, perform, distribute (internally and externally) copies of, and prepare derivative works based on Type I Materials and 2) the right to authorize others to do any of the foregoing.

b.
Type II Materials are those created in performance of a Statement of Work or otherwise (such as those that preexist the project) in which Chordiant or third parties have all right, title, and interest (including ownership of copyright). Chordiant will deliver one copy of the specified Type II Materials to IBM. Chordiant grants to IBM or (at IBM’s request) authorizes IBM to grant the Customer an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, and distribute within the Customer’s Enterprise copies of Type II Materials. In the event IBM terminates this Subcontractor Agreement or a Statement of Work, then Chordiant agrees to grant and hereby grants IBM the same license granted above to the Customer and authorizes the creation of derivative works to enable IBM to complete, or have completed, Chordiant’s obligations to IBM.

c.
Type III Materials are those created in performance of a Statement of Work in which Chordiant will have all right, title and interest (including ownership of copyright). IBM will retain one copy of the Materials. Chordiant grants to IBM: 1) an irrevocable, nonexclusive, worldwide, paid-up right to use, execute, reproduce, display, perform, distribute (internally and externally) copies of, and prepare derivative works based on Type III Materials and 2) the right to authorize others to do any of the foregoing.

The classifications and license rights described above are independent of any rights associated with Inventions as described in and pursuant to Section 8 below (Inventions).

3.
Each Party agrees to reproduce the copyright notice and any other notice or legend of ownership on any copies made under the licenses granted in this Section. IBM agrees that it will require a Customer to reproduce the copyright notice and any other notice or legend of ownership on any copies of Type II or III licensed Materials.

4.
IBM hereby consents to Chordiant accessing and using IBM's programs licensed to the Customer for purposes of Chordiant performing its obligations under a Statement of Work, without Customer or Chordiant being required to acquire additional licenses or incur a fee from IBM. Chordiant hereby consents to IBM accessing and using Chordiant's Programs licensed to the Customer for purposes of IBM fulfilling its obligations under a Statement of Work and under the contract between IBM and the Customer, without the Customer or IBM being required to acquire additional licenses or incurring a fee from Chordiant. In no event shall Chordiant’s or IBM’s permitted access, as the case may be, of the other Party’s program(s) as described herein, increase or otherwise change the scope or other limitation contained within the applicable Customer license.

Subject to the express limitations contained within Section 7.A.4 herein, in the event IBM provides Services (including but not limited to Services for purposes of demonstration,

evaluation, installation, implementation, customization, development, consulting, systems integration, outsourcing, and/or hosting Services for Customers) to Chordiant’s licensees, Chordiant authorizes IBM to run and use Chordiant’s Programs for the sole permitted purpose of providing such Services to Chordiant’s licensees. In addition, amd subject to the express terms and limitations of an applicable Chordiant license, neither IBM nor the Customer will be required to pay Chordiant any fees or additional license charges to transfer applicable Chordiant licenses to an IBM or third party computer system which is of like configuration as the computer system for which the particular Programs were licensed. Upon expiration or termination of the agreement to provide IBM’s Services to a Chordiant licensee, IBM’s right to use the Customer license to a Program to provide Services to such licensee will end.

5.
The Parties agree that unless otherwise agreed to in a Statement of Work, derivative works of Chordiant’s Programs shall belong to Chordiant, irrespective of which Party made the derivative work. If Chordiant does not intend to make the derivative work available as part of its commercially available Program(s), then Chordiant grants to IBM or (at IBM’s request) to the Customer the license to use, execute, modify, and distribute such derivative work within the Customer’s enterprise. In the event Chordiant chooses to include the derivative work as part of the next release of the respective Program, the warranties associated with the license terms described in Exhibit 3 apply.

B. Warranty

Chordiant warrants that it will perform the Services using reasonable care and skill, and according to its current description (including any completion criteria) contained in a Statement of Work or other Transaction Document. To the extent that IBM determines that the Materials need to be Euro Ready for a specific Customer engagement, the Parties agree to negotiate the terms of such Euro Ready warranty for such Materials at that time.

IBM agrees that it must report any deficiencies of the Services to Chordiant in writing within ninety (90) days of performance of the Services in order to receive any warranty remedy.

Chordiant does not warrant uninterrupted or error-free operation of any Deliverable or Service. THE WARRANTY PROVIDED HEREIN IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF ANY KIND EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF NONINFRINGEMENT, NONINTERFERENCE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

FOR ANY BREACH OF THE AFOREMENTIONED WARRANTY, IBM’S EXCLUSIVE REMEDY, AND CHORDIANT’S ENTIRE LIABILITY, SHALL BE THE REPERFORMANCE OF THE SERVICES. IF CHORDIANT IS UNABLE TO REPERFORM THE SERVICES AS WARRANTED, IBM SHALL BE ENTITLED TO RECOVER THE FEES PAID TO CHORDIANT FOR THE DEFICIENT SERVICES.

8. Inventions

Inventions will be treated as follows:

1.  Sole Inventions and all patent applications filed therefor and all patents issued thereon, shall be the sole and exclusive property of the inventing Party subject to a non-exclusive, worldwide, irrevocable, nontransferable and fully paid-up license to the other Party which is hereby granted to make, have made, use, have used, lease, offer for sale, sell, import and/or otherwise transfer any product and to practice and have practiced any method.

2. The inventing Party shall identify all countries in which it will seek patent protection for each Sole Invention. The inventing Party authorizes the other Party to act as its agent in obtaining patent protection for the Invention in countries where the inventing Party does not seek patent protection and will, at the other Party's expense, assist in the filing of patent applications on such Inventions and have required documents signed. Such patents shall be the sole property of the inventing Party subject to the license herein granted in Section 8.1.

3.  All Joint Inventions shall be jointly owned, title to all patents issued thereon shall be joint, all expenses (including those related to preparation, prosecution and maintenance) shall be jointly shared (except as provided below), and each Party shall have the right to non-exclusively license third parties thereunder without accounting to the other Party. Where one Party elects not to share equally in the expenses for a Joint Invention, the other Party shall have the right to seek or maintain such protection for such Joint Invention at its own expense, and shall have full control over its preparation, prosecution and maintenance, even though title to any issuing patent will be held jointly.

4. Each Party grants the other only the licenses and rights expressly specified in this Subcontractor Agreement and Statements of Work hereunder. Except as may be provided in other written agreements between the Parties, no other licenses or rights (including, without limitation, licenses or rights under patents, trademarks or copyrights) are granted either directly or indirectly, by implication, estoppel or otherwise under this Subcontractor Agreement.

9. Patent and Copyright Indemnification

If a third party claims that a Deliverable that Chordiant provides to IBM or to the Customer infringes that third party’s patent or copyrights, or misappropriates that third party’s trade secrets, regardless of whether that third party had made such claim against IBM or a Customer which has been provided a Deliverable that is the basis of the infringement or misappropriation claim, Chordiant will defend IBM or its Customer against that claim at Chordiant’s expense and shall pay all costs, damages, and attorney's fees that a court finally awards, or that are included in a settlement approved by Chordiant, provided that IBM or its Customer (as applicable):
1.	promptly notifies Chordiant in writing of the claim;

2.	allows Chordiant to control and cooperates with Chordiant in the defense and any related settlement negotiations, provided that any such settlement does not adversely affect IBM.

If such a claim is or is likely to be made, Chordiant will, at its own expense, exercise the following remedies in any order selected by Chordiant: (i) obtain for IBM and the Customer the right to continue to use, sell and license the Deliverables consistent with this Subcontractor Agreement; (ii) modify Deliverables so they are non-infringing and in compliance with this Agreement; (iii) replace the affected Deliverables with non-infringing ones that comply with this Subcontractor Agreement; or if after attempting to exercise (i), (ii) and (iii), none of these are commercially reasonable, then it shall accept the return of infringing Deliverable(s) and refund any amount paid for such infringing Deliverable(s).  Chordiant may accept the first of remedies (i), (ii) or (iii), in whichever order it may select, that it may obtain and need not pursue the others.

This is Chordiant’s entire obligation and IBM’s and the Customer’s sole remedy regarding any claim of patent or copyright infringement or trade secret misappropriation. Chordiant’s obligations and responsibilities with respect to the Customer are subject to all the conditions, limitations and restrictions contained in this Section 9, and no terms and conditions in the prime contract between IBM and the Customer can expand Chordiant’s obligations and responsibilities hereunder.

Claims for which Chordiant is not responsible:
1.	IBM's or the Customer’s modification of a Deliverable, or a Deliverable’s use in other than its Specified Operating Environment when the claim would not have occurred but for such modification or use;
2.
the combination, operation, or use of a Deliverable with any products not provided by Chordiant as a system, or not in accordance with the Deliverable’s specifications, or the combination, operation or use of a Deliverable with any product, data, business method or apparatus that Chordiant did not provide or specify, when the claim would not have occurred but for such combination, operation or use;

3.	IBM’s or the Customer’s failure to install a Chordiant-supplied update or upgrade, when the claim would not have occurred but for such failure; or
4.	infringement by a non-Chordiant Deliverable alone, when the claim would not have occurred but for such non-Chordiant Deliverable.

If a third party claims that a deliverable provided by IBM to IBM’s Customer which includes a Chordiant Deliverable infringes that third party’s patent or copyright, or misappropriates that third party’s trade secrets, IBM will defend Chordiant against that claim at IBM’s expense and shall pay all costs, damages, and attorney's fees that a court finally awards, or that are included in a settlement approved by IBM, provided that Chordiant:

1. promptly notifies IBM in writing of the claim; and

2.	allows IBM to control and cooperates with IBM in the defense and any related settlement negotiations, provided that any such settlement does not adversely affect Chordiant;

IBM’s foregoing obligation to defend shall only apply 1) if the IBM deliverable without combination with the Chordiant Deliverable is the sole cause of the infringement claim or 2) the claim is due solely to IBM’s or IBM’s Customer’s failure to install a Chordiant-supplied update or upgrade and IBM’s obligation to defend shall not apply if the combination, operation or use of the Chordiant Deliverable in the IBM deliverable is in accordance with the documentation or specifications for the Chordiant Deliverable or the combination was made with the written approval of Chordiant.

10. Limitation of Liability

Circumstances may arise, where, because of a default or other liability, one of the Parties is entitled to recover damages from the other. In each such instance, regardless of the basis on which damages can be claimed, the following terms apply as the exclusive remedy.

A. Chordiant’s Liability

Chordiant is responsible for:

1.	applicable Chordiant payments referred to in the Patent and Copyright Indemnification section above;
2.	bodily injury (including death), and damage to real property and tangible personal property caused by Chordiant Products or Services;
3.	any damages resulting from a breach of the AECI existing between the Parties; and
4.	the amount of any other actual loss or damage, up to the greater of:
a.	$100,000 or
b.
the charges (if recurring, 12 months’ charges apply) for the Program or Service that is the subject of the claim. This limit also applies to any of Chordiant’s subcontractors or Program developers. It is the maximum for which Chordiant, its subcontractors and its Program developers are collectively responsible.

Items for Which Chordiant is Not Liable

Under no circumstances is Chordiant liable for any of the following:

1.	third-party claims against IBM for losses or damages (other than those under the first two items listed above);
2.	loss of or damage to records or data; or
3.
economic consequential damages (including lost profits or savings) loss of business, revenue, goodwill, or anticipated savings or incidental damages (collectively, “Consequential Damages”), or punitive damages, even if advised that any of these types of damages may occur; provided, however, notwithstanding the foregoing, Chordiant shall be liable for Consequential Damages associated with Chordiant’s infringement or violation of IBM's intellectual property rights.

B. IBM’s Liability

IBM is responsible for:

1.	applicable IBM payments referred to in the Patent and Copyright Indemnification section above
2.	bodily injury (including death), and damage to real property and tangible personal property caused by IBM’s Products or Services;
3.	any damages resulting from a breach of the AECI existing between the Parties; and
4.	the amount of any other actual loss or damage, up to the greater of:
a.	$100,000 or
b.
the charges (if recurring, 12 months’ charges apply) for the Program or Service that is the subject of the claim. This limit also applies to any of IBM’s subcontractors or program developers. It is the maximum for which IBM, its subcontractors and its program developers are collectively responsible.

Items for Which IBM is Not Liable

Under no circumstances is IBM liable for any of the following:

1.	third-party claims against Chordiant for losses or damages (other than those under the first item listed above);
2.	loss of or damage to records or data; or
3.
economic consequential damages (including lost profits or savings) loss of business, revenue, goodwill, or anticipated savings, or incidental damages (collectively, “Consequential Damages”), or punitive damages, even if advised that any of these types of damages may occur; provided however, notwithstanding the foregoing, IBM shall be liable for Consequential Damages associated with IBM’s infringement or violation of Chordiant’s intellectual property rights.

11. Term and Termination

The term of this Subcontractor Agreement shall be three (3) year(s) from the date hereof. This Subcontractor Agreement may be extended upon conclusion of the term by agreement of the Parties.

Either Party may terminate this Subcontractor Agreement upon a material breach by the other Party. The terminating Party shall give the other Party written notice of the basis for termination and the other Party shall have 30 days in which to cure the default or, if 30 days is deemed inadequate by the breaching Party, the non-breaching Party may mutually agree in writing to an acceptable cure plan and time period for cure with the other Party. If the default has not been cured within the 30-day period or substantial progress toward a cure has not been made within the mutually agreed to cure period, the non-breaching Party may terminate this Subcontractor Agreement upon a second notice at the end of the 30-day period or the mutually agreed to period, whichever is applicable.

Either Party may terminate this Subcontractor Agreement for convenience upon not less than 60 days prior written notice.

In the event this Subcontractor Agreement terminates any Statements of Work then in effect will continue until all work thereunder is performed, unless such Statement of Work is earlier terminated as provided herein or in the Statement of Work. Unless otherwise provided in a Statement of Work, IBM may terminate a Statement of Work, in whole or in part, providing 30 days’ prior written notice to Chordiant specifying the extent to which the performance of work is terminated and the date upon which such termination becomes effective. Upon notice of termination, Chordiant will stop performance under the applicable Statement of Work, and IBM agrees to pay Chordiant for the actual and reasonable expenses incurred by Chordiant for work in progress up to and including the date of termination, provided Chordiant uses reasonable efforts to mitigate IBM’s liability.

Any terms of this Subcontractor Agreement which by their nature extend beyond its termination remain in effect until fulfilled, and apply to respective successors and assignees.

12. General

A. Assignment

Neither Party will assign their rights or delegate or subcontract their duties under this Subcontractor Agreement to third parties without the prior written consent of the other Party, such consent not to be withheld unreasonably. However, this Subcontractor Agreement may be assigned by either party in conjunction with the sale of a substantial part of its business utilizing this Subcontractor Agreement. Any unauthorized assignment of this Subcontractor Agreement is void.

B. Force Majeure

Neither Party will be considered in default or liable for any delay or failure to perform any provision of this Subcontractor Agreement if such delay or failure arises directly or indirectly out of an act of God, acts of the public enemy, freight embargoes, quarantine restrictions, unusually severe weather conditions, insurrection, riot, and other such causes beyond the reasonable control of the Party experiencing the delay or failure to perform (excluding labor disputes affecting a Party and its suppliers, contractors and subcontractors), provided the affected Party notifies the other Party as soon as is reasonably practicable.

C. Limitation of Actions

Neither Party will bring a legal action under this Subcontractor Agreement more than two years after the cause of action arose unless otherwise provided by local law without the possibility of contractual waiver or limitation.

D. Governing Law

The Parties consent to the application of the laws of the country in which the transaction is executed and performed, to govern, interpret, and enforce all of each Party’s rights, duties, and obligations arising from, or relating in any manner to, the subject matter of this Subcontractor Agreement, without regard to conflict of law principles. In the United States, this Subcontractor Agreement shall be governed, interpreted and enforced in accordance with the laws of the State of New York. The Parties expressly waive any right to a jury trial regarding disputes arising under or related to this Subcontractor Agreement. The United Nations Convention on Contracts for the International Sale of Goods does not apply.

E. Electronic Commerce

The Parties will conduct transactions via an electronic commerce approach under which the Parties will electronically transmit and receive purchase orders, invoices, and payments. Such electronic communications are acceptable as a signed writing to the extent permissible under applicable law. An identification code (called a “user ID”) contained in an electronic document is sufficient to verify the sendor’s identify and the document’s authenticity. Any conflicting or additional terms, that are preprinted or standard form in nature, of any purchase order, acknowledgment or other ordering document submitted by either Party shall be null and void.

F. Insurance

During the term of this Agreement and any Statement of Work entered into under this Subcontractor Agreement, the Parties shall maintain insurance coverage sufficient to fulfill their respective obligations under this Subcontractor Agreement.

G. Data Privacy

Chordiant agrees to allow IBM and entities within its Enterprise to store and use Chordiant’s contact information, including names, phone numbers, and e-mail addresses, anywhere it does business. Such information will be processed and used in connection with IBM’s business relationship, and may be provided to contractors, Business Partners, and assignees of IBM and entities within its Enterprise for uses consistent with its collective business activities, including communicating with Chordiant (for example, for processing orders, for promotions, and for market research).

H. Severability

In the event that any provision of this Subcontractor Agreement is held to be invalid or unenforceable, the remaining provisions of this Subcontractor Agreement remain in full force and effect.

I. Survival

Those terms which by their nature extend beyond the terms of this Subcontractor Agreement will remain in effect after the termination of this Subcontractor Agreement until fulfilled, and apply to both of our respective successors and assignees.

J. Territory

The territory for this Subcontractor Agreement shall be limited to North America. Any changes to the territory shall be mutually agreed between the Parties in writing through an amendment to this Subcontractor Agreement. Additional terms applicable to transactions within specific countries are contained in Attachment A - Master Agreement for Subcontracted Services - Country Unique Terms, attached hereto and hereby made part of this agreement by reference.

K. Entire Agreement

This Subcontractor Agreement and its applicable Attachments and Exhibits are the complete agreement regarding these transactions, and replace any prior oral or written communications between the Parties. If any term in this Subcontractor Agreement is found by competent judicial authority to be unenforceable in any respect, the validity of the remainder of this Subcontractor Agreement will be unaffected, provided that such unenforceability does not materially affect the Parties’ rights under this Subcontractor Agreement. This Subcontractor Agreement may only be amended or modified by a writing signed by both Parties.

By signing below, both Parties agree to the terms of this Subcontractor Agreement. Once signed, any reproduction of this Subcontractor Agreement by any reliable means (for example, photocopy or facsimile) is in all respects equivalent to an original unless prohibited by local law.

International Business Machines Corporation Chordiant Software, Inc.

By: ___/s/ Danielle Wexler__________                       By: ___/s/ Steve Vogel_______________
Name: Danielle Wexler                                Name: Steve Vogel
Title: Procurement Alliance Relationship               Title: Chief Financial Officer
Manager
Date: June 14, 2002                       Date: June 13, 2002

Exhibit 1
Chordiant’s Core Competencies

Description of Combined Offering:
Chordiant 5 - Enterprise Desktop initiative: Chordiant provides a real-time Single Entry & Validation Point for Multiple Products, Channels & Companies. A joint initiative will include the redesign of business processes around Chordiant products, interfaces to existing (or new) legacy systems, and EAI middleware solutions and products. Products will include Chordiant 5 JX products. Customization of web pages, edits, business rules, and workflow procedures are common to accommodate client specific business and product differences. Chordiant software enhancements may be required occasionally. The initiative will include IBM Hardware and Software for the installation and operation.

Programs:
•	Chordiant 5 Marketing Director (Online Marketing Director, Mobile Marketing Director, Marketing Optimiser, One Reporting);
•	Chordiant 5 Selling & Services (Call Center Advisor, Branch Advisor, Web Advisor, Mobile Advisor);
•	Chordiant 5 Enterprise Platform (Foundation Server, Rules Server, Knowledge Server, Collaboration Server, Connection Server)

Machines: N/A

Services: Chordiant Consulting Services related to Chordiant solutions, including

Business Analyst
Chordiant Technical/Solution Architect
Java Lead Developer
Chordiant CTI, WorkFlow, Rules specialist
Technical Trainer

The core Chordiant Competency is Chordiant Technical Solution Architect with in-depth knowledge of Chordiant software solutions and architecture, with a key focus on Gap Analysis and Quality Assurance of the implementation of the Chordiant software in the overall solution. E-business Specialist and Developers will be required where enhancements to the base software are required. Additional services (for client customization outside the core software) overlap IBM Competencies for e-business and will be utilized for (1) knowledge transfer on initial projects, and (2) staff augmentation.

 Exhibit 2
IBM’s Core Competencies

Description of Combined Offering:
Chordiant 5 - Enterprise Desktop initiative: Chordiant provides a real-time Single Entry & Validation Point for Multiple Products, Channels & Companies. A joint initiative will include the redesign of business processes around Chordiant products, interfaces to existing (or new) legacy systems, and EAI middleware solutions and products. Products will include Chordiant 5 JX products. Customization of web pages, edits, business rules, and workflow procedures are common to accommodate client specific business and product differences. Chordiant software enhancements may be required occasionally. The initiative will include IBM Hardware and Software for the installation and operation.

Programs:
MQ Series
MQSI
MQWorkflow
MQ FSE
CrossWorlds
WebSphere
VA Java

Machines:
NT
RS/6000
Mainframe

Services:
Strategy and Change Consulting
E-Business Services
Project Management Office Services
Enterprise Application Integration Services
Testing Services
Performance / Benchmarking Testing
IBM Software Training
IBM Insurance Application Architecture License and Services

ATTACHMENT A
Master Agreement for Subcontracted Services
Country Unique Terms

The terms of this Subcontractor Agreement and any subsequent Statements of Work apply for all countries except that the following terms are country amendments which replace or modify terms for the identified country. All terms which are not changed by these Amendments remain in effect.

1.0 Governing Law

1.1 Section 13.D

The following replaces this section as it applies for those countries identified in bold print below:

Both Chordiant and IBM consent to the application of the laws of the country in which the transaction is performed to govern, interpret, and enforce all of your and IBM’s rights, duties, and obligations arising from, or relating in any manner to, the subject matter of this Subcontractor Agreement, without regard to conflict of law principles. However, the phrase “the laws of the country in which the transaction is performed" is replaced by the following phrases 1) “the laws of Austria” in Albania, Armenia, Azerbeijan, Belarus, Bosnia-Herzegovina, Bulgaria, Croatia, Georgia, Hungary, Kazakhstan, Kyrghystan, FYR Macedonia, Moldavia, Poland, Romania, Russia, Slovakia, Slovenia, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, and FR Yugoslavia; 2) “the laws of the State or Territory in which the transaction is performed” in Australia; 3) “the laws of France” in Algeria, Benin, Burkina Faso, Cameroon, Cape Verde, Central African Republic, Chad, Comoros, Congo Republic, Djibouti, Democratic Republic of Congo, Equatorial Guinea, French Guiana, French Polynesia, Gabon, Gambia, Guinea, Guinea-Bissau, Ivory Coast, Lebanon, Madagascar, Mali, Mauritania, Mauritius, Mayotte, Morocco, New Caledonia, Niger, Reunion, Senegal, Seychelles, Togo, Tunisia, Vanuatu, and Wallis & Futuna; 4) “the laws in the Province of Ontario” in Canada; 5) “the laws of Finland” in Estonia, Latvia, and Lithuania; 6) “the laws of England” in Angola, Bahrain, Botswana, Burundi, Egypt, Eritrea, Ethiopia, Ghana, Jordan, Kenya, Kuwait, Liberia, Malawi, Malta, Mozambique, Nigeria, Oman, Pakistan, Qatar, Rwanda, Sao Tome, Saudi Arabia, Sierra Leone, Somalia, Tanzania, Uganda, United Arab Emirates, the United Kingdom, West Bank/Gaza, Yemen, Zambia, and Zimbabwe; 7) “the laws of the State of New York, United States of America” in Cambodia,  Laos, the United States of America, and Vietnam; 8) “the laws of the State of New York, United States of America (except when local law requires otherwise”) in the People’s Republic of China; and 9) “the laws of Hong Kong Special Administrative Region of China” in Hong Kong, Macau, and Taiwan.

6.0 NORTH AMERICA

6.1 CANADA

6.1.1 Section 11.A. Limitation of Liability

The following replaces item 2:

damages for bodily injury (including death) and physical harm to real property and tangible personal property caused by Chordiant’s negligence; and

6.1.2 Section 11.B. Limitation of Liability

The following replaces item 2:

damages for bodily injury (including death) and physical harm to real property and tangible personal property caused by IBM’s negligence; and

6.3 UNITED STATES OF AMERICA

6.3.1 Section 6.A. Title

The following replaces the second and third sentences of the first paragraph:

Transfer of title occurs when the Machine is shipped. However, Chordiant reserves a purchase money security interest in the Machine until it receives the amounts due. For a feature, conversion, or upgrade involving the removal of parts which become Chordiant’s property, Chordiant reserves the security interest until it receives the amounts due and the removed parts.

6.3.2 Section 6.C.  Limitation of Warranty

The following paragraph is added to this Section:

If a Machine is subject to federal or state consumer warranty laws, Chordiant’s statement of limited warranty included with the Machine applies in place of these Machine warranties.